Exhibit 99.1

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman Hillard
(650) 384-8560	(212) 453-2442

CIRCULATION PUBLISHES STUDY OF RANOLAZINE DEMONSTRATING

IMPORTANT CARDIAC ION CHANNEL EFFECTS

PALO ALTO, Calif., August 24, 2004, — In a preclinical study published in today’s issue of the journal Circulation, researchers concluded that potentially anti-arrhythmic effects observed with ranolazine may be due to the ability of ranolazine to inhibit the late sodium current. The effect of ranolazine on the late sodium current could be relevant to the drug’s potential to treat a variety of cardiovascular conditions, including chronic angina and acute coronary syndromes (ACS).

The research team, led by Charles Antzelevitch, Ph.D., executive director and director of research at Masonic Medical Laboratory in Utica, New York, recorded the effects of ranolazine on ion current channels in animal heart cells at drug concentrations ranging from 0.5 µM to 100 µM. Therapeutic concentrations of ranolazine (2 µM to 6 µM) suppressed early afterdepolarizations and reduced dispersion, two important predictors of a drug’s anti-arrhythmic potential. The plasma concentrations of ranolazine studied in prior clinical trials generally ranged from 1 µM to 10 µM.

Outside investigators, in conjunction with scientists at CV Therapeutics, Inc. (Nasdaq: CVTX), have conducted a series of studies to evaluate the effects of ranolazine on cardiac ion channels, such as the late sodium channel.

“This study extends and validates previous work by other investigators and laboratories demonstrating that ranolazine inhibits the late sodium current, which could contribute to the anti-ischemic and anti-anginal activity observed with ranolazine in clinical trials, and provides the basis for further study of other cardiovascular conditions,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

Abnormal increases in the late sodium current are believed to be associated with several congenital and acquired cardiovascular diseases, including ischemia (angina, ACS), chronic heart failure (CHF) and variants of long QT syndrome.

“Under conditions of ischemia such as angina and ACS, and with mechanical dysfunctions of the heart such as CHF, the late sodium current is increased, so a drug that inhibits this current could have anti-ischemic activity and could also theoretically have anti-arrhythmic activity. These potential benefits will need to be explored with future clinical evaluation,” said Victor J. Dzau, M.D., chancellor for health affairs at Duke University and a member of the CV Therapeutics scientific advisory board.

In addition to the study published today in Circulation, the following studies have also recently been published:

•	Song Y, Shryock JC, Wu L, Belardinelli L.

Antagonism by Ranolazine of the Pro-Arrhythmic Effects of Increasing Late INa in Guinea Pig Ventricular Myocytes., J Cardiovasc Pharmacol. 2004; Aug;44(2):192-199

•	Undrovinas AI, Undrovinas NA, Belardinelli L, Sabbah HN.

Ranolazine Inhibits Late Sodium Current in Isolated Left Ventricular Myocytes of Dogs With Heart Failure., J Am Coll Cardiol. 2004;43(suppl A):178A. Abstract 1068-128

•	Wu L, Shryock JC, Song Y, Li Y, Antzelevitch C, Belardinelli L.

Anti-Arrhythmic Effects of Ranolazine in a Guinea Pig in Vitro Model of Long-QT Syndrome., J Pharmacol Exp Ther. 2004;Aug;310(2):599-605

If approved, Ranexa™ (ranolazine) would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.8 million people in the United States.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the United States Food and Drug Administration (FDA) or any foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. CV Therapeutics has received an approvable letter from the FDA relating to its new drug application for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of heart failure, is being developed by Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, regulatory review, and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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